UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

November 29, 2005
Date of Report (Date of earliest event reported)

PXRE GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

PXRE House 110 Pitts Bay Road Pembroke HM 08 Bermuda (Address, including zip code, of principal executive offices)	P.O. Box HM 1282 Hamilton HM FX Bermuda (Mailing address)

(441) 296-5858
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement

On November 29, 2005, PXRE Reinsurance Company agreed to sell its wholly owned subsidiary, PXRE Limited, to Chaucer Holdings PLC in order to effect the orderly exit of PXRE’s defunct operations in Lloyd’s. PXRE Limited is a corporate member of Lloyd’s and is the sole corporate member of Lloyd’s Syndicate 1224. Syndicate 1224 ceased underwriting and has been in run-off since 2000, managed by Omni Whittington Capital Management Limited ("Omni"). As part of the transaction, Chaucer has agreed terms for the reinsurance to close of Syndicate 1224 into Chaucer's Syndicate 1084. In connection with the sale, PXRE Reinsurance Ltd. has entered into a Stop Loss Reinsurance Agreement for the benefit of Syndicate 1224, which will protect Chaucer against adverse development on the insurance reserves of Syndicate 1224. PXRE Group Ltd. expects to record a net realized loss on sale in the fourth quarter of less than $5m as a result of these transactions. Copies of the Sale and Purchase Agreement relating to shares in PXRE Limited between Chaucer Holdings PLC, PXRE Reinsurance Company and PXRE Limited (“Sale and Purchase Agreement”) and the Stop Loss Reinsurance Agreement between PXRE Reinsurance Ltd., Syndicate 1224, and Omni (“Stop Loss Agreement”) are attached as Exhibit 99.1 and 99.2. The foregoing description of the Sale and Purchase Agreement and Stop Loss Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements, which are filed as Exhibit 99.1 and 99.2 hereto, and are incorporated into this report by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1	Sale and Purchase Agreement, dated as of November 29, 2005, relating to shares in PXRE Limited between Chaucer Holdings PLC, PXRE Reinsurance Company and PXRE Limited

99.2	Stop Loss Reinsurance Agreement between PXRE Reinsurance Ltd., Syndicate 1224, and Omni Whittington Capital Management Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PXRE Group Ltd.
(Registrant)

By:	/s/ John Modin
Name:	John Modin
Title:	Executive Vice President & Chief Financial Officer

Date: November 29, 2005